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                                                                    Exhibit 99

                        [Letterhead of Solutia Inc.]


FOR IMMEDIATE RELEASE
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                            Contacts: Media - Glenn Ruskin - 703-282-7429
                                      Financial - Marleen Judge - 314-674-7777


             SOLUTIA INC.: FEDERAL JUDGE APPROVES CONSENT DECREE

    APPROVAL PROVIDES FOR ACCELERATION OF PCB CLEANUP IN ANNISTON, ALA.;
                 BUILDS UPON EXTENSIVE PAST REMEDIATION WORK

         IMPACT TO SECOND QUARTER AND YEAR-TO-DATE FINANCIALS NOTED

         ST. LOUIS, Aug. 4, 2003 --- The Honorable U.W. Clemon, Senior Judge, United States District Court for the Northern District of Alabama, today approved a consent decree among Solutia Inc. (NYSE:SOI), Pharmacia Corporation, the U.S. Environmental Protection Agency (EPA) and the U.S. Department of Justice (DOJ).

          "We applaud Judge Clemon's diligent efforts to bring peace of mind to the Anniston community. The consent decree paves the way for a safe and effective cleanup of the area," said John Hunter, chairman and chief executive officer of Solutia. "Most importantly, the approved consent decree provides for an expedited residential cleanup, which has been a top priority for Solutia and the community."

         Under the consent decree, Solutia is required to submit a work plan for the cleanup of identified residential properties to achieve EPA's safe environment clean up standard. EPA will review the work plan, and then provide for a public comment period to gather input from the community. In addition, the consent decree outlines work that will lead to a comprehensive approach to the cleanup of waterways and commercial properties.

         The consent decree provides the framework for finishing the remediation work that Solutia has already undertaken. To date, Solutia has spent over $54 million on environmental efforts in and around Anniston. The company has investigated more than 8,000 acres of land and many miles of waterways to determine the work that needs to be done. In addition, more than 5,000 samples of soil, water, sediment and fish have been gathered, and Solutia has cleaned about 300 acres of land and more than a mile of drainage ditches to safe standards.
                                   -more-

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         In addition, the consent decree provides benefits to the Anniston community beyond the cleanup of affected properties. Solutia will spend $3.2 million over 12 years to fund education grants for programs that benefit West Anniston children. EPA will perform comprehensive health and environmental risk assessments, and Solutia will provide grants to community groups for the retention of independent technical experts to interpret and comment upon work associated with PCB remediation. Finally, all such benefits will be realized with the guidance of a Community Advisory Group comprised of Anniston community members. "Solutia is committed to doing what is right for the community and its residents," said Hunter. "The approval of this consent decree is an important step in moving us closer to that goal."

         The approval of the consent decree impacts Solutia's second quarter and full year financial results. Pursuant to the decree and consistent with the accounting requirements for this type of subsequent event, Solutia recorded an environmental charge of $27 million pretax, $17 million after tax, or 16 cents per share to its second quarter results. Therefore, Solutia's loss for the second quarter was $38 million, or 36 cents per share. Year- to-date losses from continuing operations were $55 million, or 52 cents per share.

         For more information on Solutia's cleanup efforts, or its economic and community activities in Anniston, please visit www.solutia.com/anniston.

FORWARD LOOKING STATEMENT

         This press release contains forward-looking statements regarding environmental remediation. These statements are based on current expectations, but results may differ materially, depending on such important factors identified in Solutia's Annual Report on Form 10-K for the year ended December 31, 2002 and Quarterly Report on Form 10-Q for the period ended March 31, 2003. These reports are filed with the U.S. Securities and Exchange Commission and can be accessed through Solutia's investor Internet site at www.Solutia.com.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; process development and scale-up services for pharmaceutical fine chemicals; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers.

         Solutia ...Solutions For A Better life.

                                    -oOo-

Source: Solutia Inc.
St. Louis
08/04/03